Employee

ARVINMERITOR, INC.
2010 LONG-TERM INCENTIVE PLAN

RESTRICTED SHARE UNIT AGREEMENT

In accordance with Section 11 of the 2010 Long-Term Incentive Plan, as amended (the “Plan”) of ArvinMeritor, Inc. (the “Company”), the number of restricted share units specified in the attached letter have been granted to you effective December 1, 2009 (“Grant Date”) as restricted share units (“Restricted Share Units”). By accepting such award (the “Award”), you agree to the terms and conditions of this restricted share unit agreement (the “Agreement”). Each Restricted Share Unit represents a right to receive one share of common stock, par value $1.00 per share, of the Company (the "Common Stock") in the future. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Plan.

1.	Vesting of Restricted Share Units

(a) The Restricted Share Units shall vest and be paid or settled if you continue as an employee of the Company for the period from the Grant Date until December 1, 2012 (the “RSU Period”).

(b) A Termination of Employment due to your Disability or death shall result in vesting of a prorated portion of the Restricted Share Units, effective as of the end of the applicable performance or vesting period or other period of restriction, based upon the full months of the applicable performance period, vesting period or other period of restriction elapsed as of the end of the month in which your Termination of Employment due to Disability or death occurs over the total number of months in such period.

(c) Provided that your Retirement occurs at least one (1) year after the Grant Date, the Award, if not yet fully vested, will remain outstanding for the lesser of five (5) years or the remainder of the RSU Period and will continue to vest in accordance with the terms of this Award Agreement as though you were still employed, subject to the requirement that the amount of any Award shall not be determined before the end of the applicable performance or vesting period or other period of restriction.

(d) Any other Termination of Employment (including, but not limited to, Retirement before the one (1) year anniversary of the Grant Date) shall result in immediate cancellation and forfeiture of all outstanding, unvested Restricted Share Units, provided, however, that an involuntary Termination of Employment other than a Termination for Cause shall be deemed effective as of the end of any period during which severance is payable.

2.	Payment of Restricted Share Units; Issuance of Common Stock

As promptly as practicable after you shall have been deemed to have earned the Restricted Share Units in accordance with paragraph 1, the Company shall deliver to you (or in the event of your death, to your estate or any person who acquires your interest in the Restricted Share Units by bequest or inheritance) upon satisfaction of any required tax withholding obligations one share of Common Stock in respect of each Restricted Share Unit. No shares of Common Stock shall be issued to you at the time the Award is made, and you will not have any rights as a shareowner with respect to the Restricted Share Units until the shares of Common Stock have been delivered to you.

3.	Forfeiture of Unearned Restricted Share Units

Notwithstanding any other provision of this agreement, if at any time it shall become impossible for you to earn any of the Restricted Share Units in accordance with this agreement, all the Restricted Share Units shall be forfeited, and you shall have no further rights of any kind or nature with respect thereto.

4.	Transferability

     This grant is not transferable by you otherwise than by will or by the laws of descent and distribution, and the Restricted Share Units shall be deliverable, during your lifetime, only to you.

5.	Interpretations and Determinations.

All interpretations, determinations and other actions by the Committee not revoked or modified by the Board of Directors shall be final, conclusive and binding upon all parties.

6.	Withholding

You are liable and responsible for all taxes owed in connection with the Restricted Share Units, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Restricted Share Units, whether due to national, federal, state or local taxes, including any employment tax obligation (the “Tax Withholding Obligation”), Your acceptance of this Agreement constitutes your instruction and authorization to the Company to withhold on your behalf the number of Shares from those Shares issuable to you under this Award as the Company determines to be sufficient to satisfy the Tax Withholding Obligation as and when any such Tax Withholding Obligation becomes due. In the case of any amounts withheld for taxes pursuant to this provision in the form of Shares, the amount withheld shall not exceed the minimum required by applicable law and regulations.

7.	No Acquired Rights.

You acknowledge, agree and consent that: (a) the Plan is discretionary and the Company may amend, cancel or terminate the Plan at any time; (b) the grant of the Restricted Share Units is a one-time benefit offered to you and does not create any contractual or other right for you to receive any grant of restricted share units or benefits under the Plan in the future; (c) future grants, if any, shall be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of shares and forfeiture provisions; and (d) your participation in the Plan is voluntary.

The value of your Restricted Share Units is an extraordinary item of compensation outside the scope of your employment contract, if any. As such, your Restricted Share Units are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

8.	Applicable Law

This Agreement and the Company’s obligation to deliver shares of Common Stock upon payment or settlement of Restricted Share Units hereunder shall be governed by and construed and enforced in accordance with the laws of Indiana and the federal laws of the United States.

9.	Entire Agreement

This agreement and the Plan embody the entire agreement and understanding between the Company and you with respect to the Restricted Share Units, and there are no representations, promises, covenants, agreements or understandings with respect to the Restricted Share Units other than those expressly set forth in this agreement and the Plan. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall govern.